EXHIBIT 23.1

                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
VASCO Data Security International, Inc.:

We consent to the use of our report dated February 13, 2003, with respect to the consolidated balance sheets of VASCO Data Security International, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP


Chicago, Illinois
September 12, 2003